EXHIBIT 10.1

RIVERSIDE TECHNOLOGY CENTER

SEVENTH LEASE EXTENSION AND MODIFICATION AGREEMENT

TO THE LEASE BETWEEN

RIVERTECH ASSOCIATES II LLC AND MERSANA THERAPEUTICS, INC.

This Seventh Lease Extension and Modification Agreement (the “Seventh Lease Amendment”) entered into this 10th day of March,  2020 (the “Seventh Lease Amendment Effective Date”) by and between Rivertech Associates II LLC, a Massachusetts limited liability company with a principal address c/o The Abbey Group, 177 Huntington Avenue 24th Floor Boston, Massachusetts 02115, (the “Lessor”); and Mersana Therapeutics, Inc., with a business address at 840 Memorial Drive Cambridge, Massachusetts  (the “Lessee”); relative to a certain Lease between Lessor and Lessee dated February 24, 2009, as modified by a certain Lease Extension and Modification Agreement dated July 27, 2010 (the “First Lease Amendment”); as further modified by a Second Lease Extension and Modification Agreement dated May 29, 2012 (the “Second Lease Amendment”); as further modified by a Third Lease Extension and Modification Agreement dated February 7, 2013 (the “Third Lease Amendment”); as further modified by a Fourth Lease Extension and Modification Agreement dated April 30, 2014 (the “Fourth Lease Amendment”); as further modified by a Fifth Lease Extension and Modification Agreement dated November 30, 2015 (the “Fifth Lease Amendment”); and, as further modified by a “Sixth Lease Extension and Modification Agreement dated January 17, 2018 (the “Sixth Lease Amendment”); all collectively referred to herein as of the date hereof as the “Existing Lease”; for certain office and laboratory space in the building at 840 Memorial Drive Cambridge, Massachusetts as identified in the Existing Lease.  The Existing Lease, as modified by this Seventh Lease Extension and Modification Amendment, (the “Seventh Lease Amendment”), from the execution hereof shall be referred to herein as the “Lease” (as the context so permits).

WHEREAS, the Lessee desires to extend the current stated Term of the Existing Lease, set to expire on March 31, 2021 as called for in the aforesaid Sixth Lease Amendment, on terms and conditions agreeable to both Lessor and Lessee as a modification to the Existing Lease, and Lessor assents to such extension of the Term by the Lessee on this basis;

THEREFORE, in consideration of One ($1.00) Dollar and the other good and valuable consideration recited herein, effective and irrevocable as of the date hereof, the Lessor and Lessee hereby agree as follows:

1.Additional Defined Terms

The following terms as used herein are defined as follows:

“2021 Termination Date” means March 31, 2021.

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“2026 Termination Date” means March 31, 2026.

“Existing Leased Premises” means that space in the Building currently leased by the Lessee which presently consists of a total of approximately 34,324 rentable square feet of office and laboratory space, comprised of approximately: 20,090 rentable square feet of space on the second (2nd) floor of the Building; 14,168 rentable square feet of space on the fifth (5th) floor of the Building; and 66 rentable square feet of space on the fourth (4th) floor of the Building.  Lessee shall have the right to remove the current acid neutralization system located within its 4th floor space and to repurpose the space as storage space, provided that, if Lessee removes the acid neutralization as stated here, Lessee shall be responsible to restore and return the 4th floor space to an operable acid neutralization system conforming to all code requirements at the time for such an acid monitoring and neutralization system to service the 5th floor laboratory space, at its sole cost and expense, upon relinquishing the premises on the 5th floor.

“Term”, as of the execution of this Seventh Lease Amendment, means the period up to the 2026 Termination Date.

2.The Existing Leased Premises - Extension of Lease Term – Landlord’s Work – Lessee’s Improvement Allowance

Lessee agrees to extend its lease and occupancy of the Existing Leased Premises, which is presently set to expire on the 2021 Termination Date, for a period of sixty (60) consecutive months such that the Lease will now expire on the 2026 Termination Date (unless the Term is further extended as contemplated herein).

This Lease Extension is to be considered a valid and binding obligation of the parties effective as of the date of execution of this Seventh Lease Amendment by the parties, with the provisions of the Existing Lease (that are not superseded or supplemented hereby) to continue  govern the Lessee’s use and occupancy of the Existing Leased Premises through and up to  the 2026 Termination Date (as the Term may be further extended beyond the 2026 Termination Date as contemplated herein).

Lessor and Lessee each acknowledge that to the best of each of their respective knowledge, there are no material defaults by either presently existing under the Existing Lease

The Existing Leased Premises shall be leased for the aforesaid period in the same “AS/IS” condition as of the execution of this Seventh Lease Amendment subject only to the Lessor’s Work (as set forth below).   Lessee hereby acknowledges it is currently in possession of the Existing Leased Premises and accordingly accepts the same for the extension period in the same “AS/IS” condition without representation or warranty of any kind or nature as of the execution of this Seventh Lease Amendment, and Lessee acknowledges Lessor is under no obligation to make any improvements or modifications thereto, in any manner, other than Lessor’s Work (as set forth below).  Notwithstanding the foregoing, Lessor shall perform the following work, at Lessor’s sole cost and expense, in a reasonably practicable and expeditious manner (given the scope of the contemplated work), after execution of this Seventh Lease Amendment, but in no

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event later than November 30, 2020 (as to work to be performed on the fifth (5th) floor) unless the parties agree otherwise (the “Lessor’s Fifth Floor Work Completion Date”), and as to work to be performed on the second (2nd) floor, on such date as the parties agree after mutual review and consultation on the Vanderweil Engineering plan to be provided by Lessor (the “Lessor’s Second Floor Work Completion Date”) promptly after the Seventh Lease Amendment Effective Date.    The contemplated work consists of upgrades of the mechanical systems (i.e. replacement of the makeup air and exhaust systems in the Lessee’s four (4) existing laboratory spaces, (the “Existing Mechanical Systems”) certified by Vanderweil Engineers (or such other qualified comparable engineering company selected by Lessor, with Lessee’s reasonable approval), as appropriate to serve the Existing Leased Premises and consistent with Building operations, pursuant to the narrative description set forth on Exhibit A attached hereto (the “Lessor’s Work”).  Lessor and Lessee shall collaborate to ensure timely delivery of the aforesaid upgrades in a manner as will minimize material interference with Lessee’s operations during the period of such Lessor’s Work; however any disruption to Lessee’s operations occasioned by Lessor’s performance of such Lessor’s Work shall not be deemed to be a breach of the Existing Lease nor shall it impose any additional liability upon Lessor unless Lessor is negligent or engages in any willful misconduct.

Notwithstanding anything to the contrary in the Lease or this Seventh Amendment, in the event that the Lessor’s Work as to each of the second (2nd) floor and fifth (5th) floor spaces, is not completed by the Lessor’s Fifth Floor Work Completion Date, or the Lessor’s Second Floor Work Completion Date, respectively, (a) Lessor shall be liable for any maintenance and repair expenses for the Existing Mechanical Systems, and (b) Rent shall be abated on a day by day basis, each until such time as the respective component of Lessor’s Work is completed.

Lessee shall have an affirmative obligation to schedule and provide full regular and routine preventive and actual maintenance and any necessary repairs by a third party service provider (to be approved by Lessor) as to the equipment and systems installed as part of Lessor’s Work, for the balance of the Term of the Lease (as it may be extended), and provided such maintenance is attended to by Lessee in such manner, Lessor hereby grants a one (1) year warranty as to such installations.    Lessee shall provide quarterly inspection and repair reports to Lessor, and upon request in the event of any material systemic failures or ad hoc repairs.  Except as otherwise provided in this Section 2, Lessor shall be responsible to maintain the base building systems providing mechanical services to the Lessee’s Existing Leased Premises.

Apart from the Lessor’s Work, the Lessee shall be solely responsible, at its sole cost and expense, to perform such other specific design and construction work on the Existing Leased Premises as it desires for its use and occupancy, subject to Lessor’s approval as called for in the Existing Lease (“Lessee’s Work”), to be coordinated with the Lessor’s Work (as required).  The provisions of the Existing Lease with respect to the requirements for Lessee’s permitting, plans approvals, and construction for such Lessee’s Work shall govern these activities. Lessee’s Work and all subsequent Lessee alterations to the Existing Leased Premises that are performed by Lessee on or affecting the fire, life safety and/or sprinkler systems of the building shall be made in such a manner and under such conditions as to pose no adverse impact or interruption to such fire, life safety, and sprinkler systems, and so as not to delay, impair, or jeopardize the legal

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occupancy of other tenants in the Building, as determined by Lessor and municipal fire and building inspection officials.

Lessor shall provide the Lessee with an allowance to be applied to Lessee’s Work, in the amount of One Hundred Seventy One Thousand Six Hundred Twenty ($171,620.00) Dollars (the “TI Allowance”); subject to the following terms and conditions.   Lessor’s release of any funds from the TI Allowance is predicated on Lessee’s timely submittal of plans and specifications and a budget for Lessee’s Work; and Lessor’s approval of those plans and specifications and budget (which, upon approval, shall be the basis for determination of the release of said TI Allowance funds).  Upon completion of Lessee’s Work (but not later than April 1, 2022), Lessee may requisition the TI Allowance from Lessor by submitting its request for payment accompanied by supporting back-up documentation (to be supplemented as may be requested by Lessor), (the “Requisitioned Work”), together with lien waivers executed by Lessee's general contractor or separate subcontractors (as applicable).   Lessor, within thirty (30) days following Lessor's receipt thereof, absent dispute, shall pay to Lessee from the TI Allowance an amount (the “TI Payment”) attributable to the Requisitioned Work.   If any lien is filed against the Building or any part thereof or interest therein arising out of or in connection with Lessee's Work then Lessor shall have no further obligation to disburse any funds from the TI Allowance to Lessee (nor shall Lessee be entitled to any reduction in Annual Base Rent as called for hereunder) unless and until the same is so discharged or otherwise disposed, in addition to and not in lieu of Lessor's rights and remedies under this contract and at law or in equity.

3. Annual Base Rent and Additional Rent Obligations

Lessee’s Annual Base Rent obligations and payments up to March 31, 2021 (i.e. the 2021 Termination Date) shall be governed under the Existing Lease, as currently stated in the Sixth Lease Amendment.

Commencing as of April 1, 2021, and running through March 31, 2026 (i.e. the 2026 Termination Date), Lessee’s Annual Base Rent obligations and payments shall be governed under the Existing Lease, as amended by this Seventh Lease Amendment.

Specifically, Annual Base Rent for the corresponding periods set forth below shall be as follows:

April 1, 2021 through March 31, 2022

$  2,780,244.00 per annum / $ 231,687.00 per month;

April 1, 2022 through March 31, 2023

$  2,863,651.32 per annum / $ 238,637.61 per month;

April 1, 2023 through March 31, 2024

$    2,949,560.86   per annum / $ 245,796.74 per month;

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April 1, 2024 through March 31, 2025

$  3,038,047.69 per annum / $  253,170.64 per month;

April 1, 2025 through March 31, 2026

$   3,129,189.12 per annum / $  260,765.76 per month.

Lessee’s Additional Rent obligations and payments (i.e. Additional Rent – Operating Expenses, and Additional Rent – Taxes, utility reimbursements, etc.) shall continue under the Existing Lease up to the 2021 Termination Date, and through the 2026 Termination Date, and through any further extension period as contemplated herein.

All other costs and expenses for utilities and services and attendant to operation of the Existing Leased Premises shall be borne by the respective parties up to the 2021 Termination Date, and through the 2026 Termination Date, and through any further extension period as contemplated herein.

4.Security Deposit

The Security Deposit currently held by the Lessor is in the amount of Three Hundred Twenty One Thousand Three Hundred Twenty One ($321,321.00) Dollars, and it shall remain in place and shall continue to be held by Lessor as the Security Deposit under the Lease through to the 2026 Termination Date (and through any further extensions of the Term beyond that date as contemplated herein).  To the extent the Security Deposit remains posted in the form of an irrevocable standby letter of credit (as it currently exists), then Lessee shall be responsible to renew or replace it prior to its stated expiration (which is currently June 20, 2020) and maintain it throughout the entire Term (and any Term extensions).

5.Permitted Uses

The Permitted Uses under the Existing Lease and all conditions attached thereto are hereby restated and affirmed and shall govern the use and occupancy of the entire Leased Premises.

6.Brokers

The parties hereby agree there are no brokerage or other third party fees or costs involved in this transaction and each agrees to indemnify, defend and hold harmless the other from and against any claims for brokerage fees, commissions or other such payments arising from this transaction; except for CBRE, who represents the Lessee in this extension and expansion transaction and to whom a commission shall be paid by Lessor under a separate agreement; with fifty (50%) percent of said fee due upon execution of this Seventh Lease Amendment, and the remaining fifty (50%) percent due on April 1, 2021.

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7.Parking

Lessee’s rights to parking shall be as expressly set forth in the Existing Lease.  Lessor shall not increase the parking rates for such parking without at least thirty (30) days’ prior written notice to Lessee.

8.Additional Rights Extended

Lessee’s rights to use of the acid neutralization system as set forth in Section 10 of the Fifth Lease Amendment, rights to locate install and use certain equipment and systems as set forth in Section 11 of the Fifth Lease Amendment, and rights to use of the existing emergency generator as set forth in Section 11 of the Fifth Lease Amendment, shall continue through the 2026 Termination Date.

9.Lessee’s Rights of First Offer

A.Contiguous Fifth (5th)  Floor Space

Lessee shall maintain its rights to elect expansion into the 5th Floor ROFO Space on the terms and conditions set forth in Section 13 of the Fifth Lease Amendment through the Term as defined herein, with Market Rent for the ROFO Space to be determined as provided in Section 10, below.  The Lessor’s proposed “term” for the 5th Floor ROFO Space shall not exceed five (5) years, unless a longer “term” therefor is requested by Lessee and agreed by Lessor.

B.Contiguous Second (2nd) Floor Space

Lessee shall maintain its rights to elect expansion into the 2nd Floor ROFO Space on the terms and conditions as set forth in Section 9 of the Fourth Lease Amendment through the Term as defined herein, with Market Rent for the ROFO Space to be determined as provided in Section 10, below. The Lessor’s proposed “term” for the 2nd  Floor ROFO Space shall not exceed five (5) years, unless a longer “term” therefor is requested by Lessee and agreed by Lessor

10.Lessee’s Option to Extend

Lessee, provided it is not then in default after notice and the expiration of any applicable grace or cure periods, and further provided it shall not have defaulted beyond any applicable notice, grace and cure periods during the remaining Lease Term after execution of this Seventh Lease Amendment, shall have the option to further extend the Term of this Lease beyond the 2026 Termination Date, as to the then entire Existing Leased Premises (as it may be supplemented by the exercise of Lessee’s rights under Section 9 hereof), on the terms and conditions set forth herein (the “2026 Extension Option”).

The extension shall be for one (1) additional period of sixty (60) months (herein, the “2031 Extension Period”) at the then current Market Rent as contemplated below.

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The 2026 Extension Option must be exercised by Lessee by notice in writing to the Lessor, prior to March 31, 2025, time being of the essence.  Once so exercised, the option to extend is irrevocable, notwithstanding the later determination of Market Rent as contemplated below.

“Market Rent” as used herein, shall be that rent charged for comparable research laboratory and office space of similar age and condition in laboratory buildings in the mid-Cambridge submarket as of the commencement of applicable lease period  (including annual escalations thereon for each year based on increases in the Consumer Price Index or fixed increases, as the case may be, as determined by then prevailing market forces).

If, after good faith attempts the Lessor and Lessee cannot agree on a figure representing Market Rent for the applicable space and lease timeframe, then either party, upon written notice to the other, may request appraisal and arbitration of the issue as provided in this Section.  Within fourteen (14) days of the request for appraisal, each party shall submit to the other the name of one unrelated individual or entity with proven expertise in the leasing of commercial real estate in greater Boston/Cambridge to serve as that party’s appraiser.  Each appraiser shall be paid by the party selecting him or it.  The two appraisers shall each submit their final reports to the parties within thirty (30) days of their selection making their determination as to Market Rent; however, in the event of a lease extension under this Section 10, in no event shall Market Rent be determined to be less than the Annual Base Rent as in effect as of the final year of the Term (i.e. as of the 2026 Termination Date)  the “Extension Rent Floor”).  The two appraisers shall meet within the next fourteen (14) days to reconcile their reports and collaboratively determine the Market Rent.  They shall each make their determination in writing (subject however, to the Extension Rent Floor), including a statement if such is the case, that they are at an impasse.  Such a statement of impasse shall be submitted to the parties along with the Market Rent figure which each appraiser has selected and his reasons and substantiation therefor.  The appraisers, in case of an impasse, shall also agree on one unrelated individual or entity with expertise in commercial real estate in greater Boston, who shall evaluate the reports of the two original appraisers and within fourteen (14) days of submission of the issue to him, make his own determination as to a figure representing Market Rent (subject however, to the Extension Rent Floor).  The determination of this individual or entity (i.e. arbitrator) absent, fraud, bias or undue prejudice shall be binding upon the parties.

Lessee, in addition to the sums payable annually to Lessor as Annual Base Rent, shall pay to Lessor for each year of the 2026 Extension Period Lessee’s Allocable Percentage (as determined by the approximate total rentable space so leased) for Operating Expenses, Real Estate Taxes and utilities, as contemplated in the Lease.

Annual Base Rent and Additional Rent shall be payable in advance, in equal monthly installments on the first day of each calendar month.

11.Subordination

The Lease as amended hereby shall be subject and subordinate to the lien of any and all mortgages and related documents placed on the Building, Leased Premises or the real property in

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existence as of the date hereof or coming into existence at any time hereafter, without necessity for any confirming documentation.    Lessee shall use commercially reasonable efforts (which shall not be deemed to include the payment or expenditure of any sums whatsoever) to obtain a Subordination, Non-Disturbance and Attornment Agreement from its present and future mortgagees, in form and substance set forth in the Fourth Lease Amendment; but Lessor shall not be liable to Lessee in any manner (nor shall any of Lessee’s full and timely performance under this Lease be conditioned, waived, excused or altered in any manner whatsoever) if no SNDA is forthcoming, or if any of the terms and conditions of the same are not deemed acceptable.  This provision supersedes any contrary provisions of the Existing Lease.

12.Integration of Documents; Supremacy; Miscellaneous

This Seventh Lease Amendment contains the full understanding and agreement between the parties.  The parties hereto intend that this Seventh Lease Amendment operates to amend and modify the Existing Lease, and that those documents shall be interpreted conjunctively; with any express conflict between the two to be resolved in favor of the stated terms of this Seventh Lease Amendment.  Except as modified hereby, all other terms and conditions of the Existing Lease shall remain unchanged and enforceable in a manner consistent with this Seventh Lease Amendment.

This Agreement shall be governed by the laws of the Commonwealth of Massachusetts.  Any provisions deemed unenforceable shall be severable, and the remainder of this Seventh Lease Amendment and the Existing Lease shall be enforceable in accordance with their terms.

Time is of the essence with respect to all deadlines and other provisions of this Seventh Lease Amendment.

[Signature Pages Follow]

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LESSOR

Rivertech associates II, LLC

By:     Rivertech Associates II, Inc.,

          its Manager

By:      /s/ Robert Epstein

Name: Robert Epstein

Title:   President

LESSEE

MERSANA THERAPEUTICS, INC.

By: /s/ Anna Protopapas

Name: Anna Protopapas

its duly authorized Chief Executive Officer

By: /s/ Brian DeSchuytner

Name: Brian DeSchuytner

Its duly authorized SVP, Finance and Product Strategy

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